      As Filed with the Securities and Exchange Commission on May 3, 2002

                                                     Registration No. 333-

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                               -----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               -----------------

                         HIBBETT SPORTING GOODS, INC.
            (Exact name of registrant as specified in its charter)

                               -----------------

                      Delaware                 63-1074067
                   (State or Other          (I.R.S. Employer
                    Jurisdiction           Identification No.)
                 of Incorporation or
                    Organization)

                        451 Industrial Lane Birmingham,
                                 ALABAMA 35211
                                (205) 942-4292
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               -----------------

                                 Gary A. Smith
                  Vice President and Chief Financial Officer
                         Hibbett Sporting Goods, Inc.
                              451 Industrial Lane
                           Birmingham, Alabama 35211
                                (205) 942-4292
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               -----------------

                                  Copies To:

                              Steven Della Rocca
                               Latham & Watkins
                         885 Third Avenue, Suite 1000
                           New York, New York 10022
                                (212) 906-1200

                               -----------------

   Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                               -----------------

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                            Proposed                  Proposed
                                   Amount                    Maximum                   Maximum
     Title of Shares                to be                Aggregate Price              Aggregate                 Amount of
    to be Registered             Registered              Per Share(1)(2)        Offering Price(1)(2)        Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock.............         1,960,081                  $24.95                  $48,904,021                 $4,500

================================================================================
(1) Based on the average of the high and low prices of our common stock as reported on the Nasdaq National Market on April 29, 2002.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

                               -----------------


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(A), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MAY 3, 2002

PROSPECTUS

                               1,960,081 SHARES

                                    [LOGO]

                         HIBBETT SPORTING GOODS, INC.

                                 COMMON STOCK

                               -----------------

   All of the shares of our common stock are being sold by the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

   Our common stock is quoted on the Nasdaq National Market under the symbol "HIBB." The last reported sale price of our common stock on the Nasdaq National Market on May 2, 2002 was $26.79 per share.

                               -----------------

    Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------


                  The date of this Prospectus is ______, 2002

   You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               -----------------

                               TABLE OF CONTENTS

         Forward-Looking Statements................................ ii
         Hibbett Sporting Goods, Inc...............................  3
         Risk Factors..............................................  4
         Use of Proceeds...........................................  8
         Selected Summary Consolidated Financial and Operating Data  9
         Selling Stockholders...................................... 10
         Plan of Distribution...................................... 11
         Legal Matters............................................. 14
         Experts................................................... 14
         Where You Can Find More Information....................... 14
         Incorporation of Documents by Reference................... 14

                          FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others:

  .   our ability to execute our expansion plans;

  .   a shift in the demand for our merchandise;

  .   our ability to obtain brand name merchandise at competitive prices;

  .   the effect of regional or national economic conditions;

  .   the effect of competitive pressures from other retailers;

  .   the ability to attract and retain qualified personnel; and

  . other factors referenced in this prospectus, including those set forth under the caption "Risk Factors."

   In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this prospectus do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "anticipates," "intends," or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements. We disclaim any obligation to update any of these factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

                         HIBBETT SPORTING GOODS, INC.

   We are a rapidly-growing operator of athletic sporting goods stores and we believe that we are the largest sporting goods retailer focused on small to mid-sized markets. Our stores offer a full line of quality athletic equipment, footwear and apparel at competitive prices with superior customer service. We believe that our stores are among the primary retail distribution avenues for brand name vendors that seek to penetrate our target markets.

   As of February 2, 2002, we operated 329 stores in 20 contiguous states in the southeast, mid-Atlantic, and midwest. Our Hibbett Sports stores average approximately 5,000 square feet and are located in dominant power strip centers, which are generally anchored by a Wal-Mart store, or in enclosed malls. Although competitors in some markets may carry limited assortments of similar product lines and national brands, we believe that we compete effectively due to our extensive selection of traditional team and individual sports merchandise and our high level of customer service. In addition to our 309 Hibbett Sports stores, we operated 16 Sports Additions stores and four Hibbett Superstores as of February 2, 2002.

   Since the beginning of fiscal year 1997, we have expanded from 67 stores to 329 stores. From fiscal year 1997 through fiscal year 2002 net sales and diluted earnings per share have grown at compound annual growth rates of 22.8% and 23.1%, respectively. We have demonstrated positive comparable store sales increases every fiscal year since fiscal year 1997 and reported a comparable store sales increase of 2.7% for the 52-week period ended February 2, 2002 as compared to the same period in the prior fiscal year.

   We plan to open approximately 65 new Hibbett Sports stores in fiscal year 2003 and have opened eight of these stores through May 2, 2002. We have identified approximately 500 potential markets for future Hibbett Sports stores within the states in which we operate and in certain contiguous states. Our clustered expansion program, which calls for opening new stores within a two-hour driving distance of an existing Hibbett location, allows us to take advantage of efficiencies in distribution, marketing and regional management. During the last half of fiscal 2000, we expanded our distribution center to accommodate our recent growth and continued expansion. The facility can support up to 550 stores without additional expansion.

   We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 451 Industrial Lane, Birmingham, Alabama 35211 and our telephone number is (205) 942-4292.

Recent Developments

   On January 10, 2002, we announced a 3 for 2 stock split of our shares of common stock. The stock split was effected in the form of a 50% stock dividend which was distributed to stockholders of record on February 1, 2002.

                                 RISK FACTORS

   You should carefully consider the following risks, as well as the other information contained in this prospectus, before investing in shares of our common stock. If any of the following risks actually occur, our business could be harmed. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment. You should refer to the other information set forth in this prospectus and our consolidated financial statements and the related notes incorporated herein by reference.

We may be unable to achieve our expansion plans for future growth.

   We have grown rapidly primarily through opening new stores, growing from 67 stores at the beginning of fiscal year 1997 to 329 stores at February 2, 2002. We plan to open approximately 65 new Hibbett Sports stores in fiscal year 2003 and have opened eight of these stores through May 2, 2002. Our continued growth will depend, in large part, upon our ability to open new stores in a timely manner and to operate them profitably. Additionally, successful expansion is subject to various contingencies, many of which are beyond our control. These contingencies include, among others:

  .   our ability to identify and secure suitable store sites on a timely basis;

  .   our ability to negotiate advantageous lease terms;

  . our ability to complete any necessary construction or refurbishment of these sites; and

  .   the successful integration of new stores into existing operations.

   As our business grows, we will need to attract and retain additional qualified personnel in a timely manner and develop, train and manage an increasing number of management level sales and other employees. We cannot assure you that we will be able to attract and retain personnel as needed in the future. If we are not able to hire capable store managers and other store level personnel, we will not be able to open new stores as planned and our revenue growth and operating results will suffer.

   We cannot give any assurances that we will be able to continue our expansion plans successfully; that we will be able to achieve results similar to those achieved with prior locations; or that we will be able to continue to manage our growth effectively. Our failure to achieve our expansion plans could materially adversely affect our business, financial condition and results of operations. In addition, our operating margins may be impacted in periods in which incremental expenses are incurred as a result of new store openings.

A downturn in the economy may affect consumer purchases of discretionary items, which could reduce our sales.

   In general, our sales represent discretionary spending by our customers. Discretionary spending is affected by many factors, including, among others, general business conditions, interest rates, the availability of consumer credit, taxation and consumer confidence in future economic conditions. Our customers' purchases of discretionary items, including our products, could decline during periods when disposable income is lower or periods of actual or perceived unfavorable economic conditions. If this occurs, our revenues and profitably will decline. In addition, our sales could be adversely affected by a downturn in the economic conditions in the markets in which we operate.

Our inability to identify, and anticipate changes in, consumer demands and preferences and our inability to respond to such consumer demands in a timely manner could reduce our sales.

   Our products appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. Our success depends on our ability to identify product trends as well as to anticipate and respond to changing merchandise trends and consumer demand in a timely manner. We cannot assure you that we will be able to continue to offer assortments of products that appeal to our customers or that we will satisfy changing consumer demands in the future. Accordingly, if:

  .   we are unable to identify and respond to emerging trends;

  . we miscalculate either the market for the merchandise in our stores or our customers' purchasing habits; or

  . consumer demand dramatically shifts away from athletic footwear and apparel our business, financial condition, and results of operations could be materially adversely affected. In addition, we may be faced with significant excess inventory of some products and missed opportunities for other products, which would decrease our profitability.

If we lose any of our key vendors or any of our key vendors fail to supply us with merchandise, we may not be able to meet the demand of our customers and our sales could decline.

   Our business is dependent to a significant degree upon close relationships with vendors and our ability to purchase brand name merchandise at competitive prices. During fiscal year 2002, our largest vendor, Nike, represented approximately 27% of our purchases. The loss of key vendor support could have a material adverse effect on our business, financial condition and results of operations. We cannot guarantee that we will be able to acquire such merchandise at competitive prices or on competitive terms in the future. In this regard, certain merchandise that is in high demand may be allocated by vendors based upon the vendors' internal criteria which are beyond our control.

   In addition, we believe many of our vendors source their products from China and other foreign countries. A vendor could discontinue selling to us products manufactured in foreign countries at any time for reasons that may or may not be in our control, including foreign government regulations, political unrest, war, disruption or delays in shipments, changes in local economic conditions and trade issues. Our sales and profitability could decline if we are unable to promptly replace a vendor who is unwilling or unable to satisfy our requirements with a vendor providing equally appealing products.

Pressure from our competitors may force us to reduce our prices or increase our spending, which would lower our revenue and profitability.

   The business in which we are engaged is highly competitive. The marketplace for sporting goods remains highly fragmented as many different retailers compete for market share by utilizing a variety of store formats and merchandising strategies. Hibbett Sports stores compete with national chains that focus on athletic footwear, local sporting goods stores, department and discount stores, traditional shoe stores and mass merchandisers. Many of our competitors have greater financial resources than we do. In addition, many of our competitors employ price discounting policies that, if intensified, may make it difficult for us to reach our sales goals without reducing our prices. As a result of this competition, we may also need to spend more on advertising and promotion than we anticipate. We cannot guarantee that we will continue to be able to compete successfully against existing or future competitors. Expansion into markets served by our competitors, entry of new competitors or expansion of existing competitors into our markets could be detrimental to our business, financial condition and results of operations.

Our operating results are subject to seasonal and quarterly fluctuations, which could cause the market price of our common stock to decline.

   We have historically experienced and expect to continue to experience seasonal fluctuations in our net sales, operating income and net income. Our net sales, operating income and net income are typically higher in the fourth quarter due to sales increases during the Christmas season. An economic downturn during this period could adversely affect us to a greater extent than if such downturn occurred at other times of the year.

   Our quarterly results of operations may also fluctuate significantly as a result of a variety of factors, including, among others, the timing of new store openings, the amount and timing of net sales contributed by new stores, the level of pre-opening expenses associated with new stores, the relative proportion of new stores to mature stores, merchandise mix, and demand for apparel and accessories driven by local interest in sporting events.

We would be materially and adversely affected if our single distribution center were shut down.

   We operate a single centralized distribution center in Birmingham, Alabama. We receive and ship substantially all of our merchandise at our distribution center. Any natural disaster or other serious disruption to this facility due to fire, tornado or any other cause would damage a portion of our inventory and could impair both our ability to adequately stock our stores and our sales and profitability. In addition, we could incur significantly higher costs and longer lead times associated with distributing our products to our stores during the time it takes for us to reopen or replace the center.

If we lose key management or are unable to attract and retain the talent required for our business, our operating results could suffer.

   Our future success depends to a significant extent upon the leadership and performance of our executive management team. We do not maintain key man insurance on any of our personnel. The loss of the services of any of these individuals could have a material adverse effect on our business, financial condition and results of operations. As we continue to grow, we will continue to hire, appoint or otherwise change senior managers and other key executives. We cannot give any assurance that we will be able to retain our executive officers and key personnel or attract additional qualified members to our management team in the future. We do not have employment or non-competition agreements with any of our executive officers.

Failure to successfully install and implement our new management information systems could cause interruptions to our business and impair our future growth.

   We need quality and scalable management information systems to efficiently operate our stores and to successfully implement our new store growth strategy. Our systems include integrated merchandising, point of sale, warehouse and financial systems.

   We have recently replaced many of our key information systems. If we experience problems with our new systems, we may incur significant costs and interruptions to our business, which could adversely affect our operations. We completed installing a new point of sale system from Data Vantage in the summer of 2001. In addition, in January of 2002 we implemented a new warehouse management system from Manhattan Associates. These systems are new and we cannot assure you they will operate acceptably. Failure to smoothly transition to the new software could impair our ability to track key financial indicators and data and control our costs and could otherwise impair our operations.

Provisions in our charter documents and Delaware law might deter acquisition bids for us.

   Certain provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions, among other things:

  . classify our board of directors into three classes, each of which will serve for different three year periods;

  . provide that a director may be removed by stockholders only for cause by a vote of the holders of not less than two-thirds of our shares entitled to vote;

  . provide that all vacancies on our board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if the number is less than a quorum;

  . provide that special meetings of the stockholders may only be called by the chairman of the board of directors, a majority of the board of directors or upon the demand of the holders of a majority of the shares entitled to vote at any such special meeting; and

  . require a vote of the holders of not less than two-thirds of the shares entitled to vote in order to amend the foregoing provisions and certain other provisions of our certificate of incorporation and bylaws.

In addition, our board of directors, without further action of the stockholders, is permitted to issue and fix the terms of preferred stock which may have rights senior to those of common stock. We are also subject to the Delaware business combination statute, which may render a change in control of us more difficult.

Shares eligible for sale could adversely affect our stock price.

   We cannot predict the effect, if any, that future sales of common stock, or the availability of shares for future sales, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

Our stock price may be volatile and could decline substantially.

   Our common stock is quoted on the Nasdaq National Market. The market price of our common stock could be subject to significant fluctuations in response to many factors, including:

  . our operating results failing to meet the expectations of securities analysts or investors in any quarter;

  .   downward revisions in securities' analysts estimates;

  .   material announcements by us or our competitors

  . public sales of a substantial number of shares of our common stock following this offering; or

  .   adverse changes in general market conditions or economic trends.

In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations and other factors may adversely affect the market price of our common stock. In addition, the absence or discontinuance of the listing of our common stock on the Nasdaq National Market could adversely affect the liquidity and price of our common stock.

   Our independent accountants, Arthur Andersen LLP, have recently been indicted by the U.S. federal government, which may adversely affect our access to the capital markets, our ability to comply with our registration and reporting obligations, whether contractual or statutory, and the ability of Arthur Andersen to satisfy any claims that may arise out of Arthur Andersen's audit of our financial statements.

   Our independent accountant, Arthur Andersen LLP, has informed us that on March 14, 2002, an indictment was unsealed charging it with federal obstruction of justice arising from the U.S. government's investigation of Enron Corp. Arthur Andersen has indicated that it intends to contest vigorously the indictment. The registration statement of which this prospectus is a part is, and any registration statement that we may file under the Securities Act would be, required to include audited financial statements, as well as unaudited financial statements and other financial data. In addition, we are required to file with the Securities and Exchange Commission periodic reports containing financial statements audited or reviewed by an independent accountant.

Our access to the capital markets and our ability to comply with our registration and reporting obligations, whether contractual or statutory, in a timely manner could be adversely affected if the Securities and Exchange Commission ceases accepting financial statements audited by Arthur Andersen or if Arthur Andersen becomes unable to make specified representations to us, as required by the Securities and Exchange Commission as a condition to accepting Arthur Andersen audited or reviewed financial statements or if Arthur Andersen ceases, for any reason, to provide us with their consent to the inclusion of their audit reports with respect to our financial statements in our public filings with the Securities and Exchange Commission or to provide underwriters of our securities with customary comfort letters and other assurances with respect to public offerings and private placements of our securities. Further, it is possible that events arising out of the indictment may adversely affect the ability of Arthur Andersen to satisfy any claims that may arise out of Arthur Andersen's audit of our financial statements. The Audit Committee of our Board of Directors has not selected our independent accountants for the 2003 fiscal year.
   The Audit Committee expects to select our independent accountants for the 2003 fiscal year by no later than May 31, 2002.

                                USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

          SELECTED SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

   We derived the selected summary consolidated financial and operating data as of and for the fiscal years ended January 31, 1998, January 30, 1999, January 29, 2000, February 3, 2001 and February 2, 2002 from our audited financial statements and the notes to those statements, which have been incorporated in this prospectus by reference. You should read the following table in conjunction with our consolidated financial statements and the related notes incorporated herein by reference.

                                                                     Fiscal Year Ended
                                            ------------------------------------------------------------------
                                            January 31,      January 30,  January 29, February 3, February 2,
                                               1998             1999         2000        2001        2002
                                            -----------      -----------  ----------- ----------- -----------
                                            (52 weeks)       (52 weeks)   (52 weeks)  (53 weeks)  (52 weeks)
                                            (In thousands, except share, per share and selected operating data
Statement Of Operations Data:
Net sales.................................. $  113,563       $  143,350   $  174,312  $  209,626  $   241,130
Gross profit...............................     34,849           42,941       52,350      63,826       73,728
Operating income...........................      9,616           11,165       14,446      18,235       18,964
Interest expense (income), net.............          8              141          422         830          625
Income before provision for income taxes...      9,608           11,024       14,024      17,405       18,339
Net income................................. $    5,933       $    6,790   $    8,660  $   10,812  $    11,553
Earnings per common share:(1)
   Basic:.................................. $     0.64       $     0.71   $     0.90  $     1.11  $      1.17
   Diluted:................................ $     0.62       $     0.69   $     0.88  $     1.09  $      1.15
Weighted average shares outstanding:(1)
   Basic:..................................  9,341,123        9,605,883    9,641,618   9,699,419    9,875,182
   Diluted:................................  9,544,133        9,835,910    9,794,971   9,939,577   10,079,040

Selected Operating Data:
Number of new Hibbett Sports stores opened
  during period............................         30               51           51          58           53
Number of Hibbett Sports stores closed
  during period(2).........................          1                2            1           3            5
Number of Hibbett Sports stores open at end
  of period(3).............................        107              156          206         261          309
Comparable store sales increase(4).........        6.4%             2.7%         2.8%        2.0%         2.7%
Operating profit margin....................        8.5%             7.9%         8.3%        8.7%         7.9%

Balance Sheet Data:
Working capital............................ $   25,649       $   29,127   $   37,831  $   51,684  $    56,334
Total assets...............................     53,366           68,552       83,278     101,252      115,315
Total debt.................................         --               --        4,391       9,748        3,903
Stockholders' investment...................     38,155           45,260       54,201      66,665       80,063

--------
(1) All share and per share data reflect the 3 for 2 stock split effective February 1, 2002.
(2) During fiscal year 1999 we temporarily closed one store, which we reopened in the first quarter of fiscal year 2000.
(3) Does not include Hibbett Superstores and Sports Additions stores.
(4) Comparable store net sales data for a period reflects stores open throughout that period and the corresponding period of the prior fiscal year. For the periods indicated, comparable store net sales include only Hibbett Sports and Sports Additions stores.

                             SELLING STOCKHOLDERS

   As of April 8, 2002, approximately 19.63% of our common stock was owned by The SK Equity Fund, L.P. and SK Investment Fund, L.P (together, the "Funds"). The Funds made their original investment in us in 1995. The Funds are selling all of the remaining shares of our common stock that they beneficially own to realize the remaining value of their original investment after holding such shares for a long period of time.

   The following table sets forth certain information concerning the shares of our common stock held and to be offered under this prospectus from time to time by each of the Funds and assumes the sale of all the shares of our common stock included herein. Because the Funds may sell all, some or none of their shares included in this prospectus, we cannot estimate the number and percentage of shares that the Funds will hold after any particular sale.

                                      Beneficial Ownership Beneficial Ownership
                                       Prior to Offering      After Offering
                                      -------------------  -------------------
                    Name                Shares     Percent Shares       Percent
                    ----               ---------   ------- ------       -------
        The SK Equity Fund, L.P...... 1,938,871     19.42%   0             0%
        SK Investment Fund, L.P......    21,210      0.21%   0             0%
                                       ---------    -----    -             -
           Total:.................... 1,960,081     19.63%   0             0%
                                       =========    =====    =             =

   SKM Partners, L.P. is the general partner of each of the Funds. Saunders Karp & Megrue Partners, L.L.C. is the general partner of SKM Partners, L.P., and Messrs. Saunders, Karp and Megrue are the authorized members of Saunders Karp & Megrue Partners, L.L.C.

   John F. Megrue and Thomas A. Saunders, III are partners of SKM Partners, L.P. F. Barron Fletcher, III is a partner of SKM Growth Investors, an affiliate of SKM Partners, L.P. Mr. Megrue has been the Chairman of our board of directors, and Messrs. Saunders and Fletcher have been members of our board of directors since 1995.

   On November 1, 1995, we entered into an advisory agreement with Saunders Karp & Megrue, L.P. ("SKM"), the general partner of which is SKM Partners L.P., which is also the general partner of each of the Funds. Pursuant to the advisory agreement SKM has agreed to provide certain financial advisory services to us. In consideration for these services, SKM is entitled to receive an annual fee of $200,000, payable quarterly in advance. We also have agreed to indemnify SKM for certain losses arising out of the provision of advisory services and to reimburse certain of SKM's out-of-pocket expenses. We and SKM have agreed that the advisory agreement will terminate when the Funds sell all of the shares of our common stock that they beneficially own.

                             PLAN OF DISTRIBUTION

   The selling stockholders may offer and sell shares of our common stock being offered by this prospectus from time to time in a number of ways, including:

  .   through agents to the public or to one or more purchasers;

  .   through dealers to the public or to one or more purchasers;

  . to or through underwriters for resale to the public or to one or more purchasers;

  .   directly to one or more purchasers; or

  .   through a combination of such methods.

   The selling stockholders may offer and sell shares of our common stock being offered by this prospectus from time to time in one or more transactions at:

  .   a fixed price or prices, which may be changed;

  .   market prices prevailing at the time of sale;

  .   prices related to the prevailing market prices; or

  .   negotiated prices.

   The transactions in which selling stockholders may offer and sell shares of our common stock being offered by this prospectus directly to purchasers or through underwriters, dealers or agents at fixed, market or negotiated prices include:

  .   sales directly into the trading market for the common stock;

  .   block transactions;

  .   underwritten offerings; or

  .   privately negotiated sales.

Agents

   The selling stockholders may designate agents from time to time to solicit purchases of our common stock. The selling stockholders may also sell shares of our common stock to an agent as a principal.

Dealers

   If the selling stockholders utilize a dealer in the sale of shares of our common stock being offered by this prospectus, the selling stockholders will sell the shares to the dealer, as principal. The dealer may then resell the shares of our common stock to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters

   If shares of common stock are sold in underwritten offerings, the underwriters may acquire the shares for their own account. The underwriter may resell the shares of our common stock in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, at market prices determined at the time of sale, at prices related to such market price or at negotiated prices. The selling stockholders will execute an underwriting agreement with the underwriter at the time of sale, and the obligations of the underwriter to purchase the shares of our common stock will be subject to the conditions set forth in such applicable underwriting agreement. The selling stockholder, or the purchasers of the shares of our common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts and commissions. The underwriter may sell the shares of our common stock to or through dealers, in a syndicate or otherwise, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

Direct Sales

   The selling stockholders may also sell the shares of our common stock directly to one or more purchasers without using underwriters, dealers or agents.

   To facilitate the offering of the shares of our common stock, persons participating in the offering may engage in transactions that stabilize or maintain the price of the shares. This may include over-allotments of the shares of our common stock, which involve the sale by persons participating in the offering of more shares than the selling stockholders sold to them. In these circumstances, these persons would cover such over-allotments by making purchases in the open market or by exercising any over-allotment option. In addition, these persons may stabilize or maintain the price of the shares of our common stock by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the shares of our common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the shares of our common stock at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

   In addition, persons participating in the offering may engage in short sales. Shorts sales involve the sale by these persons of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than such person's option to purchase additional shares from the selling stockholder in the offering. These persons may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, these persons will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. These persons must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if these persons are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

   Any underwriter who is a qualified market maker on the Nasdaq National Market may engage in passive market making transactions in the shares of our common stock in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the shares. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the shares of our common stock; if all independent bids are lowered below the passive market marker's bid, however, the passive market maker's bid then must be lowered when certain purchase limits are exceeded.

   We will set forth in a prospectus supplement the terms of the offering of the shares of our common stock, including:

  .   the name or names of any agents, dealers or underwriters;

  . the purchase price of the shares of our common stock being offered and the proceeds the selling stockholder and we will receive from the sale;

  . any over-allotment options under which the underwriters may purchase additional shares of our common stock from the selling stockholders;

  . any agency fees or underwriting discounts or other items constituting agents' or underwriters' compensation;

  .   any public offering price; and

  .   any discounts or commissions allowed or reallowed or paid to dealers.

   Dealers and agents participating in the distribution of the shares of our common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933. Any discounts and commissions received by underwriters, dealers and agents, and any profit realized by them on resale of the shares, may be deemed to be underwriting discounts and commissions. The selling stockholders may agree to indemnify any underwriter, dealer or broker-dealer or agent that participates in transactions involving sales of the shares of our common stock against certain liabilities, including liabilities under the Securities Act of 1933.

   The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by
Latham & Watkins, New York, New York. From time to time Latham & Watkins renders certain legal services to the Funds.

                                    EXPERTS

   The audited consolidated financial statements and related schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission (the "Commission") a registration statement (of which this prospectus is a part and which term shall encompass any amendments thereto) on Form S-3 pursuant to the Act with respect to the common stock being offered in this offering. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information about us and the securities offered hereby, reference is made to the registration statement and to the financial statements, schedules and exhibits filed as a part thereof.

   We are subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, file annual and quarterly reports, proxy statements and other information with the Commission. The registration statement, the exhibits and schedules forming a part thereof and other information filed by us with the Commission in accordance with the Exchange Act can be inspected and copies obtained at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 233 Broadway, New York, New York 10279 and 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. The public may obtain information regarding the

Securities and Exchange Commission's public reference facility by calling 1-200-SEC-0330. Our reports, the registration statement and other information filed by us with the Commission are also available at the Commission's website at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market. Reports and other information concerning us may be inspected at the National Association of Securities Dealers, Inc. at 1801 K Street, N.W., Washington, D.C. 20006.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information included elsewhere in this prospectus is considered to be part of this prospectus. In addition, information we file with the Commission in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference:

  .   our annual report on Form 10-K/A for the year ended February 2, 2002;

  . the description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 3, 1996, including any amendments or reports filed for the purpose of updating the descriptions; and

  . any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering.

   We will provide free copies of any of these documents if you write us at 451 Industrial Lane, Birmingham, Alabama 35211, or telephone us at (205) 942-4292.

================================================================================


                               1,960,081 Shares


                                    [LOGO]


                                 Common Stock


                               -----------------


                                  PROSPECTUS


                                       , 2002


                               -----------------


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

 Registration Fee..................................................... $ 4,500
 Transfer Agent's Fees................................................
 Legal Fees...........................................................  75,000
 Accounting Fees......................................................
 Miscellaneous........................................................
                                                                       -------
    Total............................................................. $
                                                                       =======

   Each of the amounts set forth above, other than the Registration Fee, is an estimate.

Item 15.  Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Act permits the Registrant to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings "if [as to any officer, director or employee] he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal act or proceeding, had no reasonable cause to believe his conduct was unlawful," provided that with respect to actions by, or in the right of the corporation against, such individuals, indemnification is not permitted as to any matter as to which such person "shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper." Individuals who are successful in the defense of such action are entitled to indemnification against expenses reasonably incurred in connection therewith. The bylaws of the Registrant require the Registrant to indemnify directors and officers against liabilities which they may incur under the circumstances set forth in the preceding paragraph.

Item 16.  Exhibits.

   The following exhibits are filed as part of this Registration Statement:

Exhibit
Number                                      Description
------                                      -----------

 * 4.1  Form of Share Certificate

 + 5.1  Opinion of Latham & Watkins

 +23.1  Consent of Arthur Andersen LLP

 +23.2  Consent of Latham & Watkins (included in Exhibit 5.1 to this Registration Statement)

 +24.1  Power of Attorney (included on signature page)

--------
+  Filed herewith.
* Filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (Registration No. 333-07023) filed with the Securities and Exchange Commission on September 16, 1996, and incorporated herein by reference.

Item 17.  Undertakings

   (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securitie Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 3, 2002.

                                               HIBBETT SPORTING GOODS, INC.

                                               By:      /s/  GARY A. SMITH
                                                   -----------------------------
                                                           Gary A. Smith
                                                     Vice President and Chief
                                                         Financial Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael J. Newsome and Gary A. Smith his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in respect of an offering contemplated by this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                       Title                Date
          ---------                       -----                ----

   /s/  MICHAEL J. NEWSOME
----------------------------- President, Chief Executive
     MICHAEL J. NEWSOME         Officer and Director        May 3, 2002

     /s/  GARY A. SMITH       Vice President and Chief
-----------------------------   Financial Officer
        Gary A. Smith           (Principal Financial and
                                Accounting Officer)         May 3, 2002

     /s/  JOHN F. MEGRUE
-----------------------------
       John F. Megrue         Director                      May 3, 2002

   /s/  CLYDE B. ANDERSON
-----------------------------
      CLYDE B. ANDERSON       Director                      May 3, 2002

/s/  F. BARRON FLETCHER, III
-----------------------------
   F. Barron Fletcher, III    Director                      May 3, 2002

/s/  THOMAS A. SAUNDERS, III
-----------------------------
   Thomas A. Saunders, III    Director                      May 3, 2002

     /s/  H. RAY COMPTON
-----------------------------
       H. RAY COMPTON         Director                      May 3, 2002

     /s/  CARL KIRKLAND
-----------------------------
        Carl Kirkland         Director                      May 3, 2002

                                 EXHIBIT INDEX

Exhibit
Number                                      Description
-------                                     -----------

  *4.1  Form of Share Certificate

  +5.1  Opinion of Latham & Watkins

 +23.1  Consent of Arthur Andersen LLP

 +23.2  Consent of Latham & Watkins (included in Exhibit 5.1 to this Registration Statement)

 +24.1  Power of Attorney (included on signature page)

--------
+  Filed herewith.
* Filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (Registration No. 333-07023) filed with the Securities and Exchange Commission September 16, 1996, and incorporated herein by reference.